Assured Guaranty Ltd. Reports Results for Second Quarter 2021

GAAP Highlights
•Net income attributable to Assured Guaranty Ltd. was $98 million, or $1.29 per share,(1) for second quarter 2021.
•Shareholders’ equity attributable to Assured Guaranty Ltd. per share was $87.74 as of June 30, 2021, the highest ever reported.

Non-GAAP Highlights
•Adjusted operating income(2) was $120 million, or $1.59 per share, for second quarter 2021.
•Adjusted operating shareholders’ equity(2) per share and adjusted book value (ABV)(2) per share reached record highs of $81.81 and $119.72, respectively, as of June 30, 2021.

Return of Capital to Shareholders
•Second quarter 2021 capital returned to shareholders was $105 million, including share repurchases of $88 million, or 1.9 million shares, and dividends of $17 million.
•On August 4, 2021, the Board of Directors authorized an additional $350 million in share repurchases.

Debt Issuance and Redemptions
•Issued $500 million of 3.15% Senior Notes due in 2031.
•Redeemed $200 million of long-term debt on July 9, 2021: $100 million of 6 7/8% Quarterly Interest Bonds due in 2101 and $100 million of 6.25% Notes due in 2102.

Insurance Segment
•Insurance segment adjusted operating income was $152 million for second quarter 2021.
•Gross written premiums (GWP) were $84 million for second quarter 2021.
•Present value of new business production (PVP)(2) was $81 million for second quarter 2021.

Asset Management Segment
•Asset Management segment adjusted operating loss was $2 million for second quarter 2021.
•Gross inflows were $426 million for second quarter 2021.

Hamilton, Bermuda, August 5, 2021 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended June 30, 2021 (second quarter 2021).

“At mid-year, our key measures of shareholder value – shareholders’ equity, adjusted operating shareholders’ equity and adjusted book value - stood at all-time highs on a per-share basis,” said President and CEO Dominic Frederico. “Our insurance production has been very strong, with total first-half gross premiums written and PVP reaching $171 million and $167 million, respectively. After a first quarter driven by exceptional new business production in U.S. public finance, second-quarter production was well distributed across our U.S. and international public finance and global structured finance businesses, illustrating again the advantage of what S&P Global Ratings recently described as our ‘well-defined, diverse underwriting strategy’ in their July report affirming our AA with Stable Outlook financial strength ratings.

(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”

“Assured Investment Management has continued its progress since the beginning of the year,” Mr. Frederico added, “increasing AUM to $17.6 billion, aided by the issuance of three CLOs, and bringing fee-earning AUM to 93% of the total. Fee-earning AUM on June 30, 2021 was $16.3 billion, a 64% increase over the $9.9 billion in fee-earning AUM a year earlier on June 30, 2020. ”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	June 30,
	2021	2020

GAAP
Net income (loss) attributable to AGL	$98	$183
Net income (loss) attributable to AGL per diluted share	$1.29	$2.10
Weighted average diluted shares	76.0	87.0
Non-GAAP
Adjusted operating income (loss) (1)	$120	$119
Adjusted operating income per diluted share(1)	$1.59	$1.36
Weighted average diluted shares	76.0	87.0

Components of total adjusted operating income
Insurance segment	$152	$154
Asset Management segment	(2)	(9)
Corporate division	(34)	(26)
Other	4	—
Adjusted operating income (loss)	$120	$119

	As of
	June 30, 2021		December 31, 2020
	Amount	Per Share	Amount	Per Share

Shareholders' equity attributable to AGL	$6,503	$87.74	$6,643	$85.66
Adjusted operating shareholders' equity (1)	6,063	81.81	6,087	78.49
ABV (1)	8,873	119.72	8,908	114.87

Common Shares Outstanding	74.1		77.5
________________________________________________
(1)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

As of June 30, 2021, on a per share basis, shareholders' equity attributable to AGL, adjusted operating shareholders' equity and ABV all reached record highs. See "Common Share Repurchases" on page 11. Shareholders' equity attributable to AGL, adjusted operating shareholders' equity and ABV declined, mainly due to share repurchases and dividends, offset in part by income earned, and in the case of ABV, net written premiums.

Insurance Segment

The Insurance segment primarily consists of the Company's insurance subsidiaries that provide credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets. The Insurance segment is presented without giving effect to the consolidation of financial guaranty variable interest entities (FG VIEs) and consolidated investment vehicles (CIVs), which are primarily funds and collateralized loan obligations (CLOs) managed by Assured Investment Management LLC (AssuredIM LLC) and its investment management affiliates (together with AssuredIM LLC, AssuredIM). In the case of FG VIEs, the Insurance segment includes premiums and losses of the financial guaranty insurance policies associated with the FG VIEs' debt. In the case of CIVs, the Insurance segment includes the insurance subsidiaries' share of earnings from its investments in funds managed by AssuredIM (AssuredIM Funds).

Insurance Results
(in millions)

	Quarter Ended
	June 30,
	2021	2020
Revenues
Net earned premiums and credit derivative revenues	$106	$125
Net investment income	71	82
Commutation gain (losses)	—	38
Other income (loss)	5	1
Total revenues	182	246

Expenses
Loss expense (benefit)	(12)	39
Amortization of deferred acquisition costs (DAC)	4	4
Employee compensation and benefit expenses	34	29
Other operating expenses	21	18
Total expenses	47	90
Equity in earnings of investees	48	26
Adjusted operating income (loss) before income taxes	183	182
Less: Provision (benefit) for income taxes	31	28
Adjusted operating income (loss)	$152	$154

Insurance adjusted operating income for second quarter 2021 was $152 million, compared with $154 million for the three-month period ended June 30, 2020 (second quarter 2020). The decrease was mainly due to the following:

•The commutation of a previously ceded book of business resulted in a commutation gain of $38 million in second quarter 2020 that did not recur in 2021.

•Net earned premiums and credit derivative revenues were lower in second quarter 2021, compared with second quarter 2020 primarily due to lower accelerations from refundings as presented in the table below.

Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	June 30,
	2021	2020
Scheduled net earned premiums and credit derivative revenues	$91	$93
Accelerations	15	32
Total	$106	$125

The declines mentioned above were substantially offset by the following:

•Loss expense was a $12 million benefit in second quarter 2021, compared with an expense of $39 million in second quarter 2020. The benefit in second quarter 2021 was primarily attributable to U.S. residential mortgage-backed securities (RMBS) exposures. Loss expense in second quarter 2020 was primarily attributable to certain Puerto Rico exposures.

•The investments in the Insurance segment generated $119 million of income in second quarter 2021, compared with $108 million of income in second quarter 2020, as presented in the table below.
Income from Investment Portfolio
(in millions)

	Quarter Ended
	June 30,
	2021	2020
Net investment income	$71	$82
Equity in earnings of investees:
AssuredIM Funds	37	26
Other alternative investments	11	—
Total	$119	$108

The decrease in net investment income was primarily due to lower average balances in the fixed-maturity investment portfolio and lower reinvestment yields on short-term investments. The fixed-maturity investment portfolio declined mainly due to dividends paid by the insurance subsidiaries that were used for AGL share repurchases.

In the Insurance segment, investments in AssuredIM Funds are recorded at net asset value (NAV), with the change in NAV recorded in the line item "equity in earnings of investees." The AssuredIM Funds include healthcare, CLOs, municipal bond and asset-based funds. Equity in earnings of investees also includes the Company's proportionate interests in other alternative investments managed by third parties. To the extent additional fixed-maturity securities are shifted to AssuredIM Funds and other alternative investments, the corresponding income will also shift from net investment income to equity in earnings of investees.

Equity in earnings of AssuredIM Funds in second quarter 2021 was a gain of $37 million, compared with a gain of $26 million in second quarter 2020. In both periods, gains were mainly generated by the healthcare and CLO funds. In addition, alternative investments managed by third parties generated gains of $11 million in second quarter 2021.

The Insurance segment is authorized to invest up to $750 million into AssuredIM Funds. As of June 30, 2021, the Insurance segment had total commitments to AssuredIM Funds of $587 million of which $366 million represented net invested capital and $221 million was undrawn. The Insurance segment's interest in AssuredIM Funds was valued at $433 million as of June 30, 2021.
Economic Loss Development

The net economic benefit of $20 million in second quarter 2021 primarily consists of a $28 million benefit on U.S. RMBS, attributable to higher excess spread, higher recoveries received for charged-off loans, and improved performance in certain transactions, partially offset by changes in discount rates. Certain U.S. RMBS transactions with insured floating-rate debt are supported by large portions of fixed-rate assets. When the interest rates on floating-rate debt decrease, as they generally did in second quarter 2021, excess spread increases. The economic loss development attributable to changes in discount rates for all transactions was a loss of $15 million for second quarter 2021.

Roll Forward of Net Expected Loss to be Paid (Recovered)(1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of March 31, 2021	Economic Loss (Benefit) Development	Losses (Paid) Recovered	Net Expected Loss to be Paid (Recovered) as of June 30, 2021

Public finance	$252	$—	$(9)	$243
U.S. RMBS	181	(28)	25	178
Other structured finance	39	8	(2)	45
Total	$472	$(20)	$14	$466
________________________________________________
(1)    Economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under accounting principles generally accepted in the United States of America (GAAP).

New Business Production

GWP relates to both financial guaranty insurance and specialty insurance and reinsurance contracts. Financial guaranty GWP includes: (1) amounts collected upfront on new business written, (2) the present value of future contractual or expected premiums on new business written (discounted at risk free rates), and (3) the effects of changes in the estimated lives of certain transactions in the in-force book of business. Specialty insurance and reinsurance GWP is recorded as premiums are due. Credit derivatives are accounted for at fair value and therefore are not included in GWP.

The non-GAAP measure PVP includes upfront premiums and the present value of expected future installments on new business at the time of issuance (discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year), for all contracts whether in insurance or credit derivative form. See “Explanation of Non-GAAP Financial Measures” at the end of this press release.

New Business Production
(in millions)

	Quarter Ended June 30,
	2021			2020
	GWP	PVP (1)	Gross Par Written (1)	GWP	PVP (1)	Gross Par Written (1)

Public finance - U.S.	$29	$29	$4,716	$60	$60	$5,282
Public finance - non-U.S.	44	43	961	81	28	557
Structured finance - U.S.	11	9	460	8	8	173
Structured finance - non-U.S.	—	—	—	—	—	—
Total (2)	$84	$81	$6,137	$149	$96	$6,012
________________________________________________
(1)    PVP and Gross Par Written in the table above are based on "close date," when the transaction settles. Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.
(2)    While PVP includes the present value of only the premiums the Company estimates it will receive over the expected term of the transaction, under GAAP the Company is required, for certain transactions, to include contractual premiums through the date of legal maturity in GWP.

U.S. public finance GWP and PVP in second quarter 2021 both decreased compared with second quarter 2020, when the COVID-19 pandemic generated a significant increase in demand for insurance, particularly in the secondary market. The average rating of U.S. public finance par written in second quarter 2021 was A. The Company's gross par written represented 52% of the total U.S. municipal market insured issuance in second quarter 2021.

In second quarter 2021, non-U.S. GWP and PVP was primarily attributable to several large transactions. Non-U.S. GWP decreased 46%, while non-U.S. PVP increased 54%. Excluding amounts relating to one large long-dated policy written in second quarter 2020, for which GWP includes the present value of all contractual future premiums, while PVP includes the present value of only expected future premiums, non-U.S. GWP and PVP both increased, by 91% and 96%, respectively.

Asset Management Segment

The Asset Management segment consists of AssuredIM, which provides asset management services to third party investors as well as to the Insurance segment.

Asset Management Results
(in millions)

	Quarter Ended
	June 30,
	2021	2020
Revenues
Management fees:
CLOs (1)	$12	$2
Opportunity funds and liquid strategies	5	3
Wind-down funds	2	7
Total management fees	19	12
Other income	2	1
Total revenues	21	13

Expenses
Employee compensation and benefit expenses	15	14
Amortization of intangible assets	3	3
Other operating expenses	6	7
Total expenses	24	24
Adjusted operating income (loss) before income taxes	(3)	(11)
Less: Provision (benefit) for income taxes	(1)	(2)
Adjusted operating income (loss)	$(2)	$(9)
________________________________________________
(1) CLO fees are the net management fees that AssuredIM retains after rebating the portion of these fees that pertains to the CLO equity that is held directly by AssuredIM Funds.

Management fees in second quarter 2021 increased by 58% compared with second quarter 2020, primarily due to an increase in CLO fees as a result of (i) higher fee-earning CLO assets under management (AUM) due to the sale to third-parties of CLO equity from legacy funds and the issuance of new CLOs, and (ii) the deferral of CLO fees in second quarter 2020 that did not recur in second quarter 2021. As of June 30, 2021 substantially all of the CLO equity held by legacy funds has been sold to third parties, which ends the fee rebates made back to these funds. In addition, the COVID-19 pandemic and downgrades in loan markets had triggered over-collateralization provisions in CLOs in the second and third quarters of 2020, resulting in the deferral of CLO management fees. As of June 30, 2021, there were no CLOs triggering over-collateralization provisions.

The increase in fees from opportunity funds and liquid strategies was mainly attributable to funds created since the Company established AssuredIM, while fees from the wind-down funds decreased as distributions to investors continued.

While total AUM increased slightly in second quarter 2021 from $17.5 billion as of March 31, 2021 to $17.6 billion as of June 30, 2021, fee-earning AUM rose by 13% over the same period, from $14.4 billion to $16.3 billion. Compared with June 30, 2020, fee-earning AUM increased 64% from $9.9 billion.

Roll Forward of
Assets Under Management
(in millions)

	CLOs	Opportunity Funds	Liquid Strategies	Wind-Down Funds	Total
AUM, March 31, 2021	$14,331	$1,513	$384	$1,297	$17,525

Inflows-third party	400	26	—	—	426
Inflows-intercompany	—	—	—	—	—
Outflows:
Redemptions	—	—	—	—	—
Distributions	(227)	(157)	—	(98)	(482)
Total outflows	(227)	(157)	—	(98)	(482)
Net flows	173	(131)	—	(98)	(56)
Change in value	58	81	4	(20)	123
AUM, June 30, 2021	$14,562	$1,463	$388	$1,179	$17,592

As of June 30, 2020, total AUM was $17.0 billion, consisting of $13.2 billion in CLOs, $1.3 billion in opportunity funds and liquid strategies, and $2.5 billion in wind-down funds.

Components of
Assets Under Management (1)
(in millions)

	As of
	June 30, 2021	March 31, 2021

Funded AUM	$16,984	$16,863
Unfunded AUM	608	662

Fee-earning AUM (3)	$16,303	$14,412
Non-fee earning AUM	1,289	3,113

Intercompany AUM
Funded AUM (2)	$1,003	$933
Unfunded AUM	221	253
_______________________________________________
(1)    Please see “Definitions” at the end of this press release.
(2) Includes assets managed by AssuredIM under an Investment Management Agreement with its insurance affiliates of $570 million in investment-grade CLO and liquid municipal strategies as of June 30, 2021 and of $565 million in investment-grade CLO and liquid municipal strategies as of March 31, 2021.
(3) As of June 30, 2020, fee-earning AUM was $9.9 billion, consisting of $6.5 billion in CLOs, $1.2 billion in opportunity funds and liquid strategies, and $2.2 billion in wind-down funds.

Corporate Division

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. (AGUS) and Assured Guaranty Municipal Holdings Inc. (AGMH), as well as other operating expenses attributed to holding company activities such as Board of Directors' expenses and administrative services performed by the operating subsidiaries.

Corporate Results
(in millions)

	Quarter Ended
	June 30,
	2021	2020

Revenues	$—	$—

Expenses
Interest expense	26	23
Employee compensation and benefit expenses	5	3
Other operating expenses	5	6
Total expenses	36	32
Equity in earnings of investees	—	—
Adjusted operating income (loss) before income taxes	(36)	(32)
Less: Provision (benefit) for income taxes	(2)	(6)
Adjusted operating income (loss)	$(34)	$(26)

The Corporate division loss in second quarter 2021 increased compared to second quarter 2020 primarily due to the interest expense associated with the May 26, 2021 issuance of $500 million in 3.15% Senior Notes due in 2031, as well as higher state and local income tax expense. On July 9, 2021, a portion of the proceeds of the debt issuance was used to redeem the following AGMH debt: $100 million of 6 7/8% Quarterly Interest Bonds due in 2101, and $100 million of 6.25% Notes due in 2102. In the third quarter of 2021, the Company will recognize a pre-tax loss of approximately $66 million ($52 million after-tax) associated with the redemption of AGMH debt which represents the difference between the amount paid to redeem AGMH's debt and the carrying value of the debt. The carrying value of the debt included the unamortized fair value adjustments that were recorded upon the acquisition of AGMH in 2009.

Other Items

Other items primarily consist of intersegment eliminations, reclassifications of the reimbursement of fund expenses to revenue, and consolidation adjustments, including the effect of consolidating FG VIEs and AssuredIM investment vehicles. The majority of the economic effect of the Company's interest in consolidated AssuredIM Funds, as well as the premiums, investment income and losses associated with consolidated FG VIEs, are presented in the Insurance segment. On a consolidated basis, the ownership interests of the consolidated AssuredIM Funds to which it has no economic rights, are reflected as either redeemable or nonredeemable noncontrolling interests in the Company's condensed consolidated financial statements.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income.

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	June 30,
	2021		2020
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$98	$1.29	$183	$2.10
Less pre-tax adjustments:
Realized gains (losses) on investments	4	0.05	4	0.05
Non-credit-impairment unrealized fair value gains (losses) on credit derivatives	(31)	(0.40)	97	1.11
Fair value gains (losses) on committed capital securities (CCS)	(6)	(0.08)	(25)	(0.28)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	5	0.06	2	0.02
Total pre-tax adjustments	(28)	(0.37)	78	0.90
Less tax effect on pre-tax adjustments	6	0.07	(14)	(0.16)
Adjusted operating income (loss)	$120	$1.59	$119	$1.36
_______________________________________________
(1)    Foreign exchange gains (losses) in both periods primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rate of the pound sterling and euro relative to the U.S. dollar.

Non-credit impairment unrealized fair value losses on credit derivatives in second quarter 2021 were generated primarily as a result of the tightening of Assured Guaranty Corp. (AGC) spreads; these losses were partially offset by general price improvements of the underlying collateral. In second quarter 2020, non-credit impairment unrealized fair value gains on credit derivatives were generated primarily as a result of price improvements of the underlying collateral, partially offset by losses due to the tightening of AGC spreads. Except for underlying credit impairment, which is recognized as loss expense in the Insurance segment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value losses on CCS in second quarter 2021 were primarily due to a tightening in market spreads during the quarter. Fair value losses on CCS in second quarter 2020 were caused by the steep reduction in LIBOR during the period. Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2021 (January 1 - March 31)	$77	2.0	$38.83
2021 (April 1 - June 30)	88	1.9	46.63
2021 (July 1 - August 5)	58	1.2	47.02
Total 2021	$223	5.1	43.69

From 2013 through August 5, 2021, the Company repurchased a total of 126.6 million common shares at an average price of $30.68, representing approximately 65% of the total shares outstanding at the beginning of the repurchase program in 2013. On August 4, 2021, the Board of Directors authorized the repurchase of an additional $350 million of common shares. As of August 5, 2021, the Company was authorized to purchase $379 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company's capital position, legal requirements and other factors, some of which factors may be impacted by the direct and indirect consequences of the course and duration of the COVID-19 pandemic and evolving governmental and private responses to the pandemic. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Financial Statements

Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	June 30,
	2021	2020
Revenues
Net earned premiums	$102	$121
Net investment income	68	78
Asset management fees	21	20
Net realized investment gains (losses)	4	4
Net change in fair value of credit derivatives	(33)	100
Fair value gains (losses) on CCS	(6)	(25)
Fair value gains (losses) on CIVs	21	31
Foreign exchange gain (loss) on remeasurement	5	2
Commutation gain (losses)	—	38
Other income (loss)	14	3
Total revenues	196	372
Expenses
Loss and LAE	(16)	37
Interest expense	23	21
Amortization of DAC	4	4
Employee compensation and benefit expenses	54	46
Other operating expenses	40	42
Total expenses	105	150
Income (loss) before income taxes and equity in earnings of investees	91	222
Equity in earnings of investees	34	—
Income (loss) before income taxes	125	222
Less: Provision (benefit) for income taxes	23	34
Net income (loss)	102	188
Less: Noncontrolling interests	4	5
Net income (loss) attributable to AGL	$98	$183

Results by Segment
(in millions)

	Three Months Ended June 30, 2021
	Insurance	Asset Management	Corporate	Other	Total

Revenues
Net earned premiums and credit derivative revenues	$106	$—	$—	$(1)	$105
Net investment income	71	—	—	(3)	68
Asset management fees	—	19	—	2	21
Fair value gains (losses) on CIVs	—	—	—	21	21
Other income (loss)	5	2	—	8	15
Total revenues	182	21	—	27	230

Expenses
Loss expense (benefit)	(12)	—	—	2	(10)
Interest expense	—	—	26	(3)	23
Amortization of DAC and intangible assets	4	3	—	—	7
Employee compensation and benefit expenses	34	15	5	—	54
Other operating expenses	21	6	5	5	37
Total expenses	47	24	36	4	111
Equity in earnings of investees	48	—	—	(14)	34
Adjusted operating income (loss) before income taxes	183	(3)	(36)	9	153
Less: Provision (benefit) for income taxes	31	(1)	(2)	1	29
Less: Noncontrolling interests	—	—	—	4	4
Adjusted operating income (loss)	$152	$(2)	$(34)	$4	$120

Results by Segment (continued)
(in millions)

	Three Months Ended June 30, 2020
	Insurance	Asset Management	Corporate	Other	Total

Revenues
Net earned premiums and credit derivative revenues	$125	$—	$—	$(1)	$124
Net investment income	82	—	—	(4)	78
Asset management fees	—	12	—	8	20
Fair value gains (losses) on CIVs	—	—	—	31	31
Commutation gains (losses)	38	—	—	—	38
Other income (loss)	1	1	—	1	3
Total revenues	246	13	—	35	294

Expenses
Loss expense (benefit)	39	—	—	(2)	37
Interest expense	—	—	23	(2)	21
Amortization of DAC and intangible assets	4	3	—	—	7
Employee compensation and benefit expenses	29	14	3	—	46
Other operating expenses	18	7	6	8	39
Total expenses	90	24	32	4	150
Equity in earnings of investees	26	—	—	(26)	—
Adjusted operating income (loss) before income taxes	182	(11)	(32)	5	144
Less: Provision (benefit) for income taxes	28	(2)	(6)	—	20
Less: Noncontrolling interests	—	—	—	5	5
Adjusted operating income (loss)	$154	$(9)	$(26)	$—	$119

Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	June 30, 2021	December 31, 2020
Assets
Investment portfolio:
Fixed-maturity securities available-for-sale, at fair value	$8,819	$8,773
Short-term investments, at fair value	1,087	851
Other invested assets	237	214
Total investment portfolio	10,143	9,838
Cash	144	162
Premiums receivable, net of commissions payable	1,373	1,372
DAC	126	119
Salvage and subrogation recoverable	986	991
FG VIEs' assets, at fair value	287	296
Assets of CIVs	3,547	1,913
Goodwill and other intangible assets	181	203
Other assets	439	440
Total assets	$17,226	$15,334

Liabilities
Unearned premium reserve	$3,704	$3,735
Loss and LAE reserve	1,064	1,088
Long-term debt	1,720	1,224
Credit derivative liabilities, at fair value	157	103
FG VIEs' liabilities with recourse, at fair value	296	316
FG VIEs' liabilities without recourse, at fair value	24	17
Liabilities of CIVs	3,109	1,590
Other liabilities	579	556
Total liabilities	10,653	8,629

Redeemable noncontrolling interests	21	21

Shareholders' equity
Common shares	1	1
Retained earnings	6,056	6,143
Accumulated other comprehensive income	445	498
Deferred equity compensation	1	1
Total shareholders' equity attributable to AGL	6,503	6,643
Nonredeemable noncontrolling interests	49	41
Total shareholders' equity	6,552	6,684
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$17,226	$15,334

Explanation of Non-GAAP Financial Measures

The Company discloses both (a) financial measures determined in accordance with GAAP and (b) financial measures not determined in accordance with GAAP (non-GAAP financial measures).

Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate:

•certain FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and
•certain investment vehicles for which the Company is deemed the primary beneficiary.

The Company provides the effect of VIE consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty's financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

Management and the Board of Directors use non-GAAP financial measures further adjusted to remove the effect of VIE consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The core financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of VIE consolidation, (2) adjusted operating shareholders' equity, further adjusted to remove the effect of VIE consolidation, (3) growth in adjusted book value per share, further adjusted to remove the effect of VIE consolidation, and (4) PVP.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or adjusted book value, each further adjusted to remove the effect of VIE consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Management also believes that many of the Company’s fixed income investors also use adjusted operating shareholders' equity, further adjusted to remove the effect of VIE consolidation to evaluate the Company’s capital adequacy.

Adjusted operating income, further adjusted for the effect of VIE consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company's credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

See "Reconciliation to GAAP" above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)    Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted for VIE consolidation, to measure the intrinsic value of the Company, excluding franchise value. Growth in adjusted book value per share, further adjusted for VIE consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders' Equity attributable to AGL to
Adjusted Operating Shareholders' Equity and ABV
(in millions, except per share amounts)

	As of
	June 30, 2021		December 31, 2020
	Total	Per Share	Total	Per Share

Shareholders' equity attributable to AGL	$6,503	$87.74	$6,643	$85.66
Less pre-tax adjustments:
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(41)	(0.55)	9	0.12
Fair value gains (losses) on CCS	27	0.36	52	0.66
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	552	7.45	611	7.89
Less taxes	(98)	(1.33)	(116)	(1.50)
Adjusted operating shareholders' equity	6,063	81.81	6,087	78.49
Pre-tax adjustments:
Less: DAC	126	1.70	119	1.54
Plus: Net present value of estimated net future revenue	178	2.40	182	2.35
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,354	45.26	3,355	43.27
Plus taxes	(596)	(8.05)	(597)	(7.70)
ABV	$8,873	$119.72	$8,908	$114.87

Gain (loss) related to VIE consolidation included in adjusted operating shareholders' equity	$3	$0.05	$2	$0.03
Gain (loss) related to VIE consolidation included in adjusted book value	$(6)	$(0.09)	$(8)	$(0.10)

Shares outstanding at the end of the period	74.1		77.5

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of the present value of estimated net future revenue for contracts other than financial guaranty insurance contracts (such as specialty insurance and reinsurance contracts and credit derivatives). This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premium on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), whether in insurance or credit derivative contract form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company's PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended
	June 30, 2021
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$29	$44	$11	$—	$84
Less: Installment GWP and other GAAP adjustments(1)	—	24	11	—	35
Upfront GWP	29	20	—	—	49
Plus: Installment premium PVP	—	23	9	—	32
PVP	$29	$43	$9	$—	$81

	Quarter Ended
	June 30, 2020
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$60	$81	$8	$—	$149
Less: Installment GWP and other GAAP adjustments(1)	—	81	8	—	89
Upfront GWP	60	—	—	—	60
Plus: Installment premium PVP	—	28	8	—	36
PVP	$60	$28	$8	$—	$96
________________________________________________
(1)    Includes present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions, and other GAAP adjustments.

Definitions

The Company uses AUM as a metric to measure progress in its Asset Management segment. Management fee revenue is based on a variety of factors and is not perfectly correlated with AUM. However, we believe AUM is a useful metric for assessing the relative size and scope of our asset management business. The Company uses measures of its AUM in its decision making process and intends to use a measure of change in AUM in its calculation of certain components of management compensation. Investors also use AUM to evaluate companies that participate in the asset management business. AUM refers to the assets managed, advised or serviced by the Asset Management segment and equals the sum of the following:

•the amount of aggregate collateral balance and principal cash of AssuredIM's CLOs, including CLO equity that may be held by AssuredIM Funds. This also includes CLO assets managed by BlueMountain Fuji Management, LLC (BM Fuji), which was sold to a third party in Second Quarter 2021. AssuredIM is not the investment manager of BM Fuji-advised CLOs, but following the sale, AssuredIM sub-advises and continues to provide personnel and other services to BM Fuji associated with the management of BM Fuji-advised CLOs pursuant to a sub-advisory agreement and a personnel and services agreement, consistent with past practices, and

•the net asset value of all funds and accounts other than CLOs, plus any unfunded commitments. Changes in NAV attributable to movements in fund value of certain private equity funds are reported on a quarter lag.

The Company's calculation of AUM may differ from the calculation employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. The calculation also differs from the manner in which AssuredIM affiliates registered with the SEC report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways.

    The Company also uses several other measurements of AUM to understand and measure its AUM in more detail and for various purposes, including its relative position in the market and its income and income potential:

“Third-party AUM” refers to the assets AssuredIM manages or advises on behalf of third-party investors. This includes current and former employee investments in AssuredIM Funds. For CLOs, this also includes CLO equity that may be held by AssuredIM Funds.

“Intercompany AUM” refers to the assets AssuredIM manages or advises on behalf of the Company. This includes investments from affiliates of Assured Guaranty along with general partners' investments of AssuredIM (or its affiliates) into the AssuredIM Funds.

“Funded AUM” refers to assets that have been deployed or invested into the funds or CLOs.

“Unfunded AUM” refers to unfunded capital commitments from closed-end funds and CLO warehouse funds.

“Fee-earning AUM” refers to assets where AssuredIM collects fees and has elected not to waive or rebate fees to investors.

“Non-fee earning AUM” refers to assets where AssuredIM does not collect fees or has elected to waive or rebate fees to investors. AssuredIM reserves the right to waive some or all fees for certain investors, including investors affiliated with AssuredIM and/or the Company. Further, to the extent that the Company's wind-down and/or opportunity funds are invested in AssuredIM managed CLOs, AssuredIM may rebate any management fees and/or performance compensation earned from the CLOs to the extent such fees are attributable to the wind-down and opportunity funds’ holdings of CLOs also managed by AssuredIM.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, August 6, 2021. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through November 6, 2021. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10158884. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's June 30, 2021 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company's financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “June 30, 2021 Equity Investor Presentation”.

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 2Q 2021,” which lists the U.S. public finance new issues insured by the Company in second quarter 2021, and

•“Structured Finance Transactions at June 30, 2021,” which lists the Company's structured finance exposure as of that date.

In addition, the Company will post on its website, when available, the Company's separate-company subsidiary financial supplements and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets and also provides asset management services. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of ABV, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by the development, course and duration of the COVID-19 pandemic and the governmental and private actions taken in response, the effectiveness, acceptance and distribution of COVID-19 vaccines, and the global consequences of the pandemic and such actions, including their impact on the factors listed below; changes in the world’s credit markets, segments thereof, interest rates, credit spreads or general economic conditions; developments in the world’s financial and capital markets that adversely affect insured obligors’ repayment rates, Assured Guaranty’s insurance loss or recovery experience, investments of Assured Guaranty or assets it manages; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; the loss of investors in Assured Guaranty's asset management strategies or the failure to attract new investors to Assured Guaranty's asset management business; the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; insured losses in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures, including as a result of the failure to resolve Assured Guaranty's Puerto Rico exposure in a manner substantially consistent with the support agreements signed to date; increased competition, including from new entrants into the financial guaranty industry; poor performance of Assured Guaranty's asset management strategies compared to the performance of the asset management strategies of Assured Guaranty's competitors; the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments and investments it manages, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity or to unanticipated consequences; the impact of market volatility on the mark-to-market of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, most of its contracts written in credit default swap form, and VIEs as well as on the mark-to-market of assets Assured Guaranty manages; rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; the failure of Assured Guaranty to successfully integrate the business of BlueMountain Capital Management, LLC (BlueMountain, now known as Assured Investment Management LLC) and its associated entities; the possibility that acquisitions made by Assured Guaranty, including its acquisition of BlueMountain, do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes or pandemics; other risk factors identified in AGL’s filings with the SEC; other risks and uncertainties that have not been identified at this time; and management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of August 5, 2021, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@agltd.com